CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS SECOND QUARTER 2017 RESULTS

Cranbury NJ - July 21, 2017 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $1.9 million and diluted earnings per share of $0.23 for the three months ended June 30, 2017. For the six months ended June 30, 2017, net income was $3.9 million and diluted earnings per share were $0.47.

SECOND QUARTER 2017 HIGHLIGHTS

•	Book value per share and tangible book value per share were $13.53 and $11.95, respectively, at June 30, 2017.

•	Net interest income was $9.3 million and the net interest margin was 3.97% on a tax equivalent basis.

•	Non-interest income increased $230,000 to $1.8 million, driven primarily by a higher volume of residential mortgages sold.

•	The Bank recorded a provision for loan losses of $150,000 and there were no charge-offs.

•
Commercial business, commercial real estate and construction loans totaled $496.6 million at June 30, 2017, and increased $75.2 million, or 17.8%, compared to $421.4 million at June 30, 2016 and increased $58.5 million, or 13.4%, compared to $438.1 million at December 31, 2016. Total loans were $762.6 million at June 30, 2017.

•	Non-performing assets were $6.4 million, or 0.60% of assets, and included $356,000 of OREO at June 30, 2017.

•
On June 23, 2017, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share that will be paid on July 25, 2017 to shareholders of record as of July 3, 2017.

•
In June 2017, the Bank launched Momentum Mortgage powered by 1st Constitution Bank, a digital residential mortgage platform that allows applicants to upload documents, communicate with their loan officer and experience an easier, faster and more convenient mortgage application process entirely online, utilizing any device anywhere.

Robert F. Mangano, President and Chief Executive Officer, stated “Our second quarter of 2017 financial results reflected several important operating fundamentals. While our total loans were similar to the balance last June, we have generated significant growth in commercial real estate and construction loans of over $86.0 million during the last twelve months. Offsetting this growth was a $64.0 million decrease in warehouse loans compared to last year as a result of lower residential mortgage refinancing activity due to the higher interest rates in the first half of 2017. Mr. Mangano added, “The financial benefit of the higher short-term interest rate environment and our asset sensitive interest rate position is evident in the positive effect on net interest income and our net interest margin in the second quarter of 2017.”

Mr. Mangano continued, “We continue to focus on improving our customers’ experiences by enhancing and expanding our internet and mobile delivery channel. We have recently revamped our website to improve customers’ ease of access to our products and services, including online deposit account opening, and launched our online residential mortgage loan origination platform, Momentum Mortgage powered by 1st Constitution Bank, to provide a more convenient and paperless borrowing experience. We are excited about the potential of these recent actions.”

The web address of Momentum Mortgage powered by 1st Constitution Bank is: www.momentummortgage.com

Discussion of Financial Results
Net income was $1.9 million, or $0.23 per diluted share, for the second quarter of 2017 compared to $2.3 million, or $0.28 per diluted share, for the second quarter of 2016. The increase in the yield on loans and the increase in earning assets were the primary drivers of a $651,000 increase in net interest income. Higher residential lending activity produced $25.6 million of closed loans and $24.9 million of loan sales, which generated a net increase in gains on sales of loans of $271,000 and contributed to the $230,000 increase in non-interest income for the second quarter of 2017 compared to the second quarter of 2016. The combined increase in revenue was more than offset by a $150,000 provision for loan losses in the second quarter of 2017, compared to a $100,000 credit (negative) provision for loan losses in the second quarter of 2016, and a $1.3 million increase in non-interest expenses for the second quarter of 2017, compared to the second quarter of 2016. As a result, net income for the second quarter of 2017 declined $395,000, or 17.1%, from $2.3 million for the second quarter of 2016.

Net interest income was $9.3 million for the quarter ended June 30, 2017 and increased $651,000, or 7.6%, compared to net interest income of $8.6 million for the second quarter of 2016. Total interest income was $10.6 million for the three months ended June 30, 2017 compared to $9.9 million for the three months ended June 30, 2016. This increase was primarily due to the increase in the yield on loans and the increase of $10.8 million in average loans, reflecting growth primarily of commercial real estate and construction loans. This was partially offset by declines in the average balances of mortgage warehouse and commercial business loans. Average interest-earning assets were $961.7 million with a yield of 4.53% for the second quarter of 2017 compared to $922.5 million with a yield of 4.41% for the second quarter of 2016. The higher yield on average interest-earning assets for the second quarter of 2017 reflected primarily the higher yield earned on the loan portfolio. The 100 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Prime Rate since December of 2015 have had a positive effect on the yields of construction, commercial business, SBA, home equity and warehouse loans with variable interest rate terms in the second quarter of 2017.
Interest expense on average interest-bearing liabilities was $1.34 million, with an interest cost of 0.74%, for the second quarter of 2017 compared to $1.26 million, with an interest cost of 0.71%, for the second quarter of 2016. The $83,000 increase in interest expense on interest-bearing liabilities for the second quarter of 2017 reflected primarily higher deposit interest costs due to higher short-term market interest rates in the second quarter of 2017 compared to the second quarter of 2016 and an increase of $13.6 million in average interest-bearing liabilities.
The net interest margin increased to 3.97% for the second quarter of 2017 compared to 3.86% for the second quarter of 2016 due primarily to the higher yield on average interest-earning assets.
The Company recorded a provision for loan losses of $150,000 for the second quarter of 2017 compared to a credit (negative) provision for loan losses of $100,000 for the second quarter of 2016 due primarily to the growth and change in the mix of loans in the loan portfolio. The credit (negative) provision for loan losses in the second quarter of 2016 was due primarily to net recoveries of $280,000 in that quarter.
At June 30, 2017, total loans were $762.6 million and the allowance for loan losses was $7.7 million, or

1.01% of total loans, compared to total loans of $761.6 million and an allowance for loan losses of $7.5 million, or 0.98% of total loans, at June 30, 2016. Management believes that the current economic and operating conditions are generally positive, which also were considered in management's evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $1.8 million for the second quarter of 2017, an increase of $230,000, compared to $1.5 million for the second quarter of 2016. This increase was due primarily to an increase of $271,000 in gains on sales of loans in the second quarter of 2017 compared to the second quarter of 2016. In the second quarter of 2017, $24.9 million of residential mortgages were sold and $820,000 of gains were recorded compared to $14.5 million of residential mortgage loans sold and $308,000 of gains recorded in the second quarter of 2016. The increase in residential mortgage loans closed and sold was due primarily to higher residential mortgage lending activity as the result of the new residential mortgage lending team that joined the Bank in August 2016. In the second quarter of 2017, $2.1 million of SBA loans were sold and gains of $198,000 were recorded compared to $4.6 million of SBA loans sold and gains of $439,000 recorded in the second quarter of 2016. SBA guaranteed commercial lending activity and loan sales vary from period to period and the lower level of activity is due primarily to the timing of loan originations. The pipeline of approved and committed SBA loans was $3.7 million with another $18.5 million of loans in process at June 30, 2017.
Non-interest expenses were $8.1 million for the second quarter of 2017, an increase of $1.3 million, or 19.0%, compared to $6.8 million for the second quarter of 2016. Salaries and employee benefits expense increased $836,000, or 19.5%, in the second quarter of 2017 due primarily to increases of $322,000 in commissions paid to residential loan officers, $246,000 of salaries for additional commercial loan and residential mortgage personnel and $93,000 in share-based compensation expense. Merit increases, increases in employer payroll taxes and employee benefits expenses comprised the balance of the increase. Full time equivalent employees (“FTE”) increased to 185 in the second quarter of 2017 compared to 175 in the second quarter of 2016. Commission expense increased due to the higher volume of residential mortgages originated and sold in the second quarter of 2017 compared to the second quarter of 2016. Occupancy costs decreased $15,000, or 1.8%, due primarily to the closing of a branch office at the end of the first quarter of 2017. Data processing expenses increased to $326,000 in the second quarter of 2017 compared to $314,000 for the second quarter of 2016. FDIC insurance expense declined $25,000, or 23.8%, due to a lower assessment rate that reflected the Bank’s improvement in asset quality and financial performance and lower assessment rates for community banks. OREO expense was insignificant due to the low amount of OREO assets. Other operating expenses increased $514,000 due primarily to a decrease of $288,000 in net deferred loan origination costs compared to the second quarter of 2016. In the first quarter of 2017, management implemented a refined methodology utilized to estimate loan origination costs, which, in combination with a lower level of loan origination activity, resulted in a lower amount of deferred costs. Increases of $143,000 in consulting expense, primarily for marketing and loan collection costs, $56,000 in legal expense, primarily for loan collection and related litigation costs, and $23,000 in internal and external professional audit fees also contributed to the increase in other operating expenses for the second quarter of 2017 compared to the second quarter of 2016.
Income tax expense was $841,000 for the second quarter of 2017, resulting in an effective tax rate of 30.5%, compared to income tax expense of $1.1 million, which resulted in an effective tax rate of 32.5%, for the second quarter of 2016. Income tax expense decreased primarily due to the decrease in pre-tax income. The effective tax rate decreased due to the higher percentage of the net amount of tax-exempt interest income and income on bank-owned life insurance as compared to pre-tax income.
At June 30, 2017, the allowance for loan losses was $7.7 million compared to $7.5 million at December 31, 2016. As a percentage of total loans, the allowance was 1.01% at June 30, 2017 compared to 1.03% at December 31, 2016. The increase in the allowance for loan losses reflects the increase in loans and the change in the mix of loans since the end of 2016.
Total assets increased $33.9 million to $1.07 billion at June 30, 2017 from $1.04 billion at December 31, 2016 due primarily to a $37.8 million increase in total loans and an increase of $7.3 million in investment securities, which were partially offset by a decrease of $11.2 million in loans held for sale. The increase in assets was funded primarily by a $29.9 million increase in deposits and a $4.0 million increase in shareholders’ equity. Total portfolio loans at June 30, 2017 were $762.6 million compared to $724.8 million at December 31, 2016. The increase in loans was due primarily to an increase of $43.5 million in commercial real estate loans and a $20.4 million increase in construction loans, which were partially offset by a $15.9 million decrease in mortgage warehouse loans, a $5.4 million decrease in commercial business loans and a $2.8 million decrease in residential mortgage loans. The decline in mortgage warehouse loans reflects primarily the higher mortgage interest rates in the first and second quarters of 2017 compared to the same period in 2016, which reduced the volume of residential mortgage loan refinancing activity compared to the same period of 2016. The decline in residential mortgage loan refinancing activity more than offset the increase in home purchase financing activity during the period that was financed by the Bank’s warehouse loans to mortgage banking customers.

Total deposits at June 30, 2017 were $864.4 million compared to $834.5 million at December 31, 2016, primarily reflecting the growth in core deposits. Non-interest-bearing demand deposits increased $18.8 million, interest-bearing demand deposits increased $14.1 million and savings deposits increased $2.7 million, which were partially offset by a decrease of $5.7 million in time deposits.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.93%, 12.58%, 11.79% and 11.39%, respectively, at June 30, 2017. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 11.52%, 12.32%, 11.52% and 11.13%, respectively, at June 30, 2017. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality

Non-performing loans were $6.1 million at June 30, 2017 compared to $7.4 million at March 31 2017 and $5.2 million at December 31, 2016. During the second quarter of 2017, $1.4 million of non-performing loans were resolved. During the first quarter of 2017, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility had further deteriorated. The Bank downgraded the loan, which had a balance of $4.0 million, and placed it on non-accrual. In the second quarter, the borrower was recapitalized through an equity contribution by new investors and the loan was paid down by $906,000 and all interest was paid current. Management continues to monitor the borrower’s financial position. Principal payments of $148,000 for other non-accrual loans were recorded in the second quarter of 2017. In addition, a commercial mortgage loan with a balance of $190,000 was foreclosed and transferred to OREO, a residential mortgage loan in the amount of $150,000 was returned to accrual status and two loans in the amount of $37,000 were placed on non-accrual status.

There were no charge-offs of loans for the second quarter of 2017. Recoveries of loans previously charged off were $7,000 for the second quarter of 2017. The allowance for loan losses was 127% of non-performing loans at June 30, 2017 compared to 144% of non-performing loans at December 31, 2016.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans of 0.80% and non-performing assets to total assets of 0.60% at June 30, 2017 compared to non-performing loans to total loans of 0.72% and non-performing assets to total assets of 0.52% at December 31, 2016.

OREO at June 30, 2017 decreased to $356,000 from $431,000 at March 31, 2017. One commercial real estate property with a fair value of $190,000 was foreclosed and one residential property with a fair value of $270,000 was sold in the second quarter of 2017.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 18 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
##############

1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Per Common Share Data:
Earnings per common share - Basic	$0.24	$0.29	$0.48	$0.57
Earnings per common share - Diluted	0.23	0.28	0.47	0.56
Tangible book value per common share at the period-end			11.95	11.13
Book value per common share at the period-end			13.53	12.78
Average common shares outstanding:
Basic	8,033,299	7,947,146	8,029,690	7,944,069
Diluted	8,301,939	8,151,796	8,301,431	8,144,458
Performance Ratios / Data:
Return on average assets	0.76%	0.95%	0.77%	0.94%
Return on average equity	7.14%	9.36%	7.31%	9.28%
Net interest income (tax-equivalent basis) [1]	$9,528	$8,864	$18,440	$17,622
Net interest margin (tax-equivalent basis) [2]	3.97%	3.86%	3.90%	3.89%
Efficiency ratio [3]	71.90%	65.60%	71.70%	66.80%

				December 31,
Loan Portfolio Composition:			2017	2016
Commercial Business			$94,235	$99,650
Commercial Real Estate			285,920	242,393
Construction Loans			116,464	96,035
Mortgage Warehouse Lines			200,380	216,259
Residential Loans			42,016	44,791
Loans to Individuals			22,711	23,736
Other Loans			182	207
Gross Loans			761,908	723,071
Deferred Costs (net)			711	1,737
Total Loans (net)			$762,619	$724,808

Asset Quality Data:
Loans past due over 90 days and still accruing			46	24
Non-accrual loans			6,024	5,174
OREO property			356	166
Other repossessed assets			—	—
Total non-performing assets			$6,426	$5,364

Net (charge-offs) recoveries	$7	$280	$(94)	$234
Allowance for loan losses to total loans			1.01%	1.03%
Non-performing loans to total loans			0.80%	0.72%
Non-performing assets to total assets			0.60%	0.52%
Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			9.93%	10.40%
Total capital to risk weighted assets			12.58%	13.24%
Tier 1 capital to risk weighted assets			11.79%	12.41%
Tier 1 capital to average assets (leverage ratio)			11.39%	10.93%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			11.52%	12.13%
Total capital to risk weighted assets			12.32%	12.96%
Tier 1 capital to risk weighted assets			11.52%	12.13%
Tier 1 capital to average assets (leverage ratio)			11.13%	10.68%
1The tax equivalent adjustment was $263 and $250 for the three months ended June 30, 2017 and June 30, 2016, respectively.
2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Cash and Due From Banks	$14,211	$14,886
Federal Funds Sold/Short Term Investments	—	—
Total cash and cash equivalents	14,211	14,886
Investment Securities:
Available for sale, at fair value	112,952	103,794
Held to maturity (fair value of $127,075 and $128,559 at June 30, 2017 and December 31, 2016, respectively)	124,922	126,810
Total investment securities	237,874	230,604

Loans Held for Sale	3,594	14,829
Loans	762,619	724,808
Less- Allowance for loan losses	(7,707)	(7,494)
Net loans	754,912	717,314

Premises and Equipment, net	10,691	10,673
Accrued Interest Receivable	3,060	3,095
Bank-Owned Life Insurance	22,444	22,184
Other Real Estate Owned	356	166
Goodwill and Intangible Assets	12,687	12,880
Other Assets	12,245	11,582
Total assets	$1,072,074	$1,038,213
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$189,653	$170,854
Interest bearing	674,762	663,662
Total deposits	864,415	834,516

Borrowings	73,825	73,050
Redeemable Subordinated Debentures	18,557	18,557
Accrued Interest Payable	812	866
Accrued Expenses and Other Liabilities	5,617	6,423
Total liabilities	963,226	933,412

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized, none issued	—	—
Common Stock, no par value; 30,000,000 shares authorized; 8,079,495 and 8,027,087 shares issued and 8,046,197 and 7,993,789 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	72,292	71,695
Retained earnings	37,139	34,074
Treasury Stock, 33,298 at June 30, 2017 and December 31, 2016, respectively	(368)	(368)
Accumulated other comprehensive loss	(215)	(600)
Total shareholders’ equity	108,848	104,801
Total liabilities and shareholders’ equity	$1,072,074	$1,038,213

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
INTEREST INCOME
Loans, including fees	$9,132	$8,518	$17,628	$16,825
Securities:
Taxable	839	815	1,654	1,632
Tax-exempt	548	520	1,101	1,040
Federal funds sold and short-term investments	86	18	158	67
Total interest income	10,605	9,871	20,541	19,564
INTEREST EXPENSE
Deposits	1,104	988	2,147	1,938
Borrowings	109	165	236	301
Redeemable subordinated debentures	127	104	246	203
Total interest expense	1,340	1,257	2,629	2,442
Net interest income	9,265	8,614	17,912	17,122
PROVISION (CREDIT) FOR LOAN LOSSES	150	(100)	300	(300)
Net interest income after provision (credit) for loan losses	9,115	8,714	17,612	17,422
NON-INTEREST INCOME
Service charges on deposit accounts	149	176	303	373
Gain on sales of loans	1,018	747	2,607	1,650
Income on bank-owned life insurance	130	157	260	301
Gain on sales of securities	(1)	—	105	—
Other income	470	456	894	808
Total non-interest income	1,766	1,536	4,169	3,132
NON-INTEREST EXPENSES
Salaries and employee benefits	5,127	4,291	10,050	8,607
Occupancy expense	820	835	1,739	1,708
Data processing expenses	326	314	645	627
FDIC insurance expense	80	105	160	223
Other real estate owned expenses	11	35	15	65
Other operating expenses	1,757	1,243	3,611	2,627
Total non-interest expenses	8,121	6,823	16,220	13,857

Income before income taxes	2,760	3,427	5,561	6,697
INCOME TAXES	841	1,113	1,693	2,161
Net Income	$1,919	$2,314	$3,868	$4,536
NET INCOME PER COMMON SHARE
Basic	$0.24	$0.29	$0.48	$0.57
Diluted	$0.23	$0.28	$0.47	$0.56
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,033,299	7,947,146	8,029,690	7,944,069
Diluted	8,301,939	8,151,796	8,301,431	8,144,458

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Three months ended June 30, 2017			Three months ended June 30, 2016
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$38,469	$86	0.89%	$18,659	$18	0.38%
Investment Securities:
Taxable	144,790	839	2.32%	149,629	815	2.18%
Tax-exempt (4)	93,415	811	3.47%	80,036	770	3.85%
Total	238,205	1,650	2.77%	229,665	1,585	2.76%
Loan Portfolio: (1)
Construction	110,994	1,699	6.05%	92,650	1,309	5.59%
Residential real estate	41,275	460	4.46%	42,125	449	4.26%
Home Equity	22,466	257	4.58%	23,895	251	4.23%
Commercial real estate	264,778	3,452	5.16%	210,133	3,012	5.67%
Commercial business	76,517	1,200	6.20%	87,098	1,097	4.98%
SBA Loans	22,527	394	7.01%	20,513	322	6.32%
Mortgage warehouse lines	140,469	1,621	4.56%	192,553	2,048	4.21%
Loans Held for Sale	4,303	39	3.64%	3,039	16	2.16%
All Other Loans	1,677	10	2.43%	2,156	14	2.53%
Total	685,006	9,132	5.35%	674,162	8,518	5.08%
Total Interest-Earning Assets	961,680	$10,868	4.53%	922,486	$10,121	4.41%
Allowance for Loan Losses	(7,617)			(7,432)
Cash and Due From Bank	4,978			5,065
Other Assets	58,346			60,092
Total Assets	$1,017,387			$980,211

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$341,704	$358	0.42%	$294,048	$270	0.37%
Savings Accounts	209,719	331	0.63%	205,997	302	0.59%
Certificates of Deposit	139,931	415	1.19%	143,057	416	1.17%
Other Borrowed Funds	12,367	109	3.52%	47,028	165	1.41%
Trust Preferred Securities	18,557	127	2.72%	18,557	104	2.22%
Total Interest-Bearing Liabilities	722,278	$1,340	0.74%	708,687	$1,257	0.71%
Net Interest Spread (2)			3.79%			3.70%
Demand Deposits	181,446			165,396
Other Liabilities	5,901			6,737
Total Liabilities	909,625			880,820

Shareholders’ Equity	107,762			99,391
Total Liabilities and Shareholders’ Equity	$1,017,387			$980,211
Net Interest Margin (3)		$9,528	3.97%		$8,864	3.86%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Six months ended June 30, 2017			Six months ended June 30, 2016
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$38,917	$158	0.82%	$30,611	$67	0.44%
Investment Securities:
Taxable	141,312	1,654	2.34%	142,420	1,632	2.29%
Tax-exempt (4)	94,022	1,629	3.46%	80,348	1,540	3.83%
Total	235,334	3,283	2.79%	222,768	3,172	2.85%
Loan Portfolio: (1)
Construction	105,140	3,140	5.94%	92,547	2,661	5.69%
Residential real estate	41,983	915	4.36%	40,583	858	4.23%
Home Equity	22,452	523	4.70%	23,539	490	4.19%
Commercial real estate	257,649	6,619	5.11%	207,244	6,056	5.78%
Commercial business	74,541	2,241	5.98%	85,508	2,182	5.05%
SBA loans	22,513	781	7.00%	20,748	646	6.26%
Mortgage warehouse lines	146,171	3,258	4.43%	178,912	3,836	4.24%
Loans held for sale	4,761	128	5.41%	4,670	69	2.96%
All Other Loans	1,981	23	2.33%	2,079	27	2.62%
Total	677,191	17,628	5.25%	655,830	16,825	5.16%
Total Interest-Earning Assets	951,442	$21,069	4.46%	909,209	$20,064	4.43%
Allowance for Loan Losses	(7,583)			(7,525)
Cash and Due From Bank	5,502			5,120
Other Assets	58,275			59,534
Total Assets	$1,007,636			$966,338

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$331,197	$675	0.41%	$295,382	$539	0.37%
Savings Accounts	210,822	654	0.63%	204,663	573	0.56%
Certificates of Deposit	141,199	818	1.17%	143,379	826	1.16%
Other Borrowed Funds	16,917	236	2.81%	37,054	301	1.63%
Trust Preferred Securities	18,557	246	2.64%	18,557	203	2.19%
Total Interest-Bearing Liabilities	718,692	$2,629	0.74%	699,035	$2,442	0.70%
Net Interest Spread (2)			3.72%			3.73%
Demand Deposits	175,770			161,593
Other Liabilities	6,511			7,435
Total Liabilities	900,973			868,063

Shareholders’ Equity	106,663			98,275
Total Liabilities and Shareholders’ Equity	$1,007,636			$966,338
Net Interest Margin (3)		$18,440	3.90%		$17,622	3.89%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis.